Exhibit 99.1
Q2 2018 Earnings Call
Company Participants
•	Kalle Ahl, Senior Associate
•	Kyle Loudermilk, Chief Executive Officer, President
•	Chris Sorrells, Chief Operating Officer
•	Emmett Pepe, Chief Financial Officer

Other Participants
•	Tate Sullivan, Analyst
•	David Wright, Analyst
•	Jerry Levine
•	Shai Dardashti, Analyst

Presentation
Operator
Greetings, and welcome to the GSE Systems Second Quarter 2018 Financial Results Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. (Operator Instructions) As a reminder, this conference is being recorded.
It is now my pleasure to introduce your host, Kalle Ahl of The Equity Group. Thank you. You may begin.

Kalle Ahl, Senior Associate
Thank you, Jesse, and good afternoon, everyone. Thank you for joining us today. Before we begin, I would like to remind everyone that statements made during the course of this call may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934.
These statements reflect current expectations concerning future events and results. Words such as expect, intend, believe, may, will, should, could, anticipate and similar expressions are words that are used to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of future performance and are subject to risks and uncertainties and other important factors that could cause actual performance or achievements to be materially different from those projected. For a full discussion of these risks, uncertainties and factors, you are encouraged to read GSE's documents on file with the SEC, including those set forth in periodic reports filed under the "Forward-Looking Statements" and "Risk Factors" sections. GSE does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
On this call, management may refer to EBITDA, adjusted EBITDA, adjusted net income and adjusted EPS, which are not measures of financial performance under Generally Accepted Accounting Principles or GAAP. Management believes that these non-GAAP figures, in addition to other GAAP measures, provide meaningful supplemental information regarding the company's operational performance. Management uses these non-GAAP measures to evaluate the performance of GSE's businesses and to make certain operating decisions such as budgeting, planning, employee compensation and resource allocation.

This information facilitates management's internal comparisons to GSE's historical operating results as well as for the operating results of its competitors. Since management finds these measures useful, GSE believes that investors may benefit by evaluating both non-GAAP and GAAP results. Investors should recognize that these non-GAAP figures might not be comparable to similarly titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP measures to their most directly comparable GAAP measures in accordance with SEC Regulation G can be found in the company's earnings release.
I'd like to now turn the call over to Mr. Kyle Loudermilk, Chief Executive Officer of GSE Systems. Kyle, please go ahead.

Kyle Loudermilk, Chief Executive Officer, President
Thanks, Kalle, and good afternoon. I'd like to welcome everybody to GSE Systems second quarter 2018 financial results conference call. Also on today's call are Chris Sorrells, our Chief Operating Officer, and Emmett Pepe, our Chief Financial Officer. Earlier today, we issued a press release covering GSE's second quarter 2018 financial results. Hopefully, you have had a chance to review this news release, but if you have not, a copy can be found on our website at www.gses.com under the "News" section.
GSE's strong financial performance this quarter demonstrates the significant potential of our strategy to scale the company and create value through rolling up a fractured vendor ecosystem for the nuclear power industry. GSE's revenue grew 44% year-over-year to $24.7 million, a quarterly record; and our adjusted EBITDA increased 34% year-over-year to $2.4 million, also a quarterly record, driven by contributions from Absolute Consulting, which we acquired in September of 2017 and True North Consulting, which we purchased May 2018.
We have fully integrated Absolute into GSE's platform and are rapidly folding in True North, which is meeting expectations during the first few months of ownership. With the benefit of these two highly complementary strategic acquisitions and our acquisition pipeline, GSE is making progress towards our Vision 2020 goals, as outlined in our investor presentation.
Chris will provide some additional color on other M&A opportunities a bit later in the call, but let me reiterate that we are really delighted with our first few deals and expect more like them follow. Given the current pipeline, we remain confident that we can maintain an appropriate cadence of acquisitions to help us achieve our Vision 2020 goals of over $200 million in revenue and between $20 million and $30 million of adjusted EBITDA.
On a quarterly basis, our internal goal, and this is not guidance, is to eventually transform the current set of assets into a "25, 25 and 2" company, with a potential to deliver roughly $25 million of new orders, $25 million of revenue and $2 million of adjusted EBITDA in any given quarter. While quarter-to-quarter fluctuations should be expected due to the lumpy nature of our business and typical quarterly puts and takes, "25, 25, 2" will be one of the benchmarks that we use internally to measure our near-term progress.
During the quarter, we achieved our goals from our asset base for revenue and adjusted EBITDA. New orders this quarter totaled $16 million, approximately 100% increase from the second quarter of 2017, with a relatively even split between Performance Improvement Solutions and Nuclear Industry Training and Consulting. Among our Performance Improvement Solutions orders this quarter, we were awarded two contracts worth approximately $4 million for nuclear power simulation work in China. In addition, we received two significant process orders totaling just over $1 million for simulator software and maintenance work in the U.S. and Europe.
The Nuclear Industry Training and Consulting segment achieved $1.2 million of additional funding to continue providing staffing services to a significant customer in the southern U.S. We are gaining solid momentum, building GSE's book of business at the start of the third quarter. Of note, GSE was awarded a significant international contract totalling approximately $1.5 million to update a simulator in Korea. The new contract is for the upgrade of Korea Hydro and Nuclear Power Co.'s core unit to simulator over a 17-month schedule. This new award demonstrates our ability to deliver critical simulation and training solutions globally and highlights the strength of our long-term customer relationships.

Our quarter-end backlog remained strong at $68.1 million compared to $71.4 million at the end of 2017. Total backlog consisted of $43.6 million of Performance Improvement Solutions backlog and $24.5 million of Nuclear Industry Training and Consulting backlog. These are solid numbers, especially given the burn-down of backlog as we've delivered a significant project to a Southern nuclear utility operator, which all told, accounted for roughly $28 million in backlog for Performance Solutions when signed over two years ago.
In conclusion, we are focused on growing our revenue and EBITDA in 2018 by executing operationally on our backlog, driving sales and effectuating our corporate development strategy with discipline. I'm very proud of the team's execution in the first half of the year and believe we're on the right path to deliver long-term, sustainable growth and value-creation to our shareholders.
I'll now turn the call over to Chris Sorrells, our COO. Chris, please go ahead.

Chris Sorrells, Chief Operating Officer
Thanks, Kyle. I'll begin with an update on our recent acquisitions. Our goal is to close two or more value-creating strategic deals per year. In the past 12 months, we closed two acquisitions that, on a trailing basis, added an estimated $40 million of annual revenue and $4 million of annual adjusted EBITDA, including identified synergies to GSE's financial results. We've paid approximately 4x adjusted EBITDA for Absolute Consulting and True North, including the identified synergies, which is within the target range of 4-6x, making these deals highly accretive after synergies. We feel these deals are indicative of our disciplined approach to deploying capital and an attractive ROIC for our investors.
Absolute is contributing roughly $1.7 million in annualized adjusted EBITDA. This is an approximate 70% increase from its results as a stand-alone company. This has been driven by our operational improvements implemented last September, and we continue to look for opportunities to enhance profitability. Since the acquisition on May 11, 2018, True North has delivered approximately $1.3 million of revenue and $276,000 of adjusted EBITDA. These results met our expectations, and we look forward to continued improvement.
We are very enthusiastic about the True North acquisition, and I'm really impressed with how quickly we have created a tightly woven group of professionals. We are witnessing great cultural fit, collaboration and cross-selling efforts across the businesses and have already integrated back offices, finance departments and sales efforts. We also have unified branding, including the launch of logos featuring "True North, a GSE company." We remain on target for True North to be fully integrated in the third quarter.
Our M&A pipeline remains robust and we remain very disciplined in our approach. As a reminder, our corporate development efforts primarily focus on smaller tuck-ins, companies with adjusted EBITDA between $2 million to $5 million. Our criteria for acquisitions are excellent culture fit, scaled and aligned management teams, attractive price representing a compelling ROIC and accretion to our shareholders. We have turned down several opportunities this year given the targets did not meet the acquisition criteria during due diligence, including deals north of $4 million in adjusted EBITDA.
We remain disciplined and very active on the M&A front. Despite the overall frothy market, we are still coming across hidden gems from a valuation perspective and are working diligently to close another value-creating transaction by early 2019. While we remain focused on our tuck-in strategy and acquisition criteria, we do remain in a ready position for transformative opportunities, such as merger of equals with compelling businesses and we do not ignore transformative reverse mergers with much larger private entities. A deal of this nature is not as likely as our smaller tuck-ins, but we will contemplate transformative opportunities if they offer a compelling business opportunity for the customers, employees and investors.

Also, in addition to developing opportunities to serve nuclear, we've been actively building our network and knowledge base surrounding technical engineering for transmission and distribution, a natural adjacency for us in which we can leverage our core skill set and existing customer relationships. Transmission and distribution is experiencing growth as domestic utilities invest heavily to upgrade the grid and expect to do so for some time. We are seeing several interesting companies that have grown significantly as a result in the past five years.
The U.S. Energy Information Administration reported in July of  '18 that major U.S. utilities have increased investment on the electric distribution system by more than 54% over the past two decades, from $31 billion to $51 billion annually. During that same time frame, investment and transmission infrastructure nearly doubled. For example, among utilities, AEP plans to invest approximately $13 billion in capital from 2018 through 2020 on its transmission and distribution operations.
Likewise, Southern Company has revealed plans to spend over $3 billion on electric transmission over the next four years, and that excludes investment in distribution. Duke has outlined a 10-year initiative to strengthen North Carolina's Energy Grid at a cost of $13 billion. Given the significant flow of investment, we are closely monitoring the vendor ecosystem to meet the needs of the utilities in the space and have identified more than 50 potential targets that provide core engineering services in support of transmission and distribution projects.
Our strong liquidity positions us well to pursue and execute on our current pipeline of deals, including those in the transmission and distribution space. Even after the purchase of Absolute and True North, our balance sheet remains strong with approximately $10 million in cash and approximately $15 million of availability under our delayed-draw term loan.
With that, I'd like to turn it over to Emmett who will review the second quarter financial results.

Emmett Pepe, Chief Financial Officer
Thank you, Chris. I'll begin with a review of new business. Our Performance Improvement Solutions segment bookings totaled $8.6 million in Q2 2018 compared to $4.2 million in Q2 2017. The increase in Performance Improvement Solutions orders is the result of significant contracts awarded for nuclear and process work that Kyle detailed previously. Nuclear Industry Training and Consulting orders totaled $7.5 million in Q2 2018 compared to $4 million in Q2 2017. Absolute Consulting contributed $3.6 million of orders in Q2 2018. Our Nuclear Industry Training and Consulting segment continues to receive additional funding to support a few significant customers.
Now on to review of our financial results for the quarter. Total revenue in Q2 2018 increased 44% to $24.7 million from $17.1 million in Q2 2017. Nuclear Industry Training and Consulting revenue rose 154% to $13.8 million in Q2 2018 from $5.4 million in Q2 2017. This growth is a direct result of our Q3 2017 acquisition of Absolute Consulting, which contributed $7.5 million of revenues in Q2 2018. Performance Improvement Solutions revenue in Q2 2018 decreased 7% to $10.9 million from $11.1 million in Q2 2017. Despite the decline in the Performance Improvement Solutions segment, we expect the recent new orders detailed previously to provide stability moving forward.
Gross profit in Q2 2018 increased 26.4% to $6.3 million or 25.7% of revenue from $5 million or 29.3% of revenue in Q2 2017. The Nuclear Industry Training and Consulting segment's Q2 2018 gross profit increased 204% to $1.9 million from $600,000 in Q2 2017. The gross profit total is a quarterly record for the segment primarily due to our recent acquisition of Absolute Consulting, which contributed $900,000 of gross profit in Q2 2018.
Performance Improvement segment gross profit remained flat at $4.4 million for both Q2 2017 and Q2 2018. Despite the revenue decrease in this segment, we were able to recognize significant cost savings on a few major percentage of completion projects, which allowed us to capture additional margin on work completed in prior quarters. The most significant savings relates to a project started in Q1 2016, where we've reduced our budget as we near completion of the project. The budget reduction resulted in the one-off recognition of revenue, which went straight to the bottom line.

SG&A expenses in Q2 2018 totaled $4.8 million or 19.4% of revenue from $3.8 million or 22% of revenue in Q2 2017. The 260 basis point decrease begins to demonstrate the effects of operating leverage as we scale the business and if you exclude certain one time expenses incurred in the quarter, it's even more dramatic. The overall year-over-year increase in SG&A expense resulted from the acquisition of Absolute Consulting in Q3 2017, which contributed $500,000 of expenses net of any allocations as well as $500,000 of acquisition-related expenses related to the addition of True North Consulting.
Net income in Q2 2018 was approximately $1 million or $0.05 per basic and diluted share compared to $800,000 net income or $0.04 per basic and diluted share in Q2 2017. The net income in Q2 2018 is partially the result of a substantial negative tax provision expense. Non-GAAP adjusted net income as defined in our earnings release increased 86% to approximately $2.5 million or $0.13 per diluted share in Q2 2018, which are quarterly records.
Non-GAAP adjusted EBITDA as defined in our earnings release was approximately $2.4 million in Q2 2018 compared to approximately $1.8 million in Q2 2017. This is a quarterly record, which is primarily driven by the two acquisitions that have occurred in the past 12 months. Absolute Consulting and True North Consulting combined to contribute approximately $700,000 of adjusted EBITDA. As discussed previously, the one-off budget reduction for a legacy project that is nearing completion resulted in additional favorability this quarter.
Our cash position at the end of June 30, 2018, totaled $10.5 million. Delays in one of our larger projects caused a temporary decline in cash as of June 30. As we collect on our contracts receivables over the next quarter, we expect our cash position to return to normal operating levels, excluding any new uses of cash such as acquisitions.
I'll now turn the conversation back to Kyle.

Kyle Loudermilk, Chief Executive Officer, President
Thanks very much, Emmett. Operator, please open the floor for questions.
Questions and Answers
Operator
Thank you. Ladies and gentlemen, at this time we will be conducting a question-and-answer session. (Operator Instructions) Our first question is coming from the line of Tate Sullivan with Sidoti. Please proceed with your question.

Tate Sullivan, Analyst
Hi, thank you. Good afternoon. Kyle, you talked about a new cadence of $25 million orders, $25 million of revenue, and $2 million EBITDA. And is that still maintaining your previous language on potential EBITDA margins of 7% to 10% as well?

Kyle Loudermilk, Chief Executive Officer, President

Yeah, Tate this is Kyle. Thanks for asking the question. I'll take the first part, and Chris can handle the second part. So yeah, we try to distill the complex to the simple internally for our benchmarks. And this is a mantra that we really try to manage towards internally without giving external guidance to how we expect to operate our current asset base around those three dimensions. Chris, do you want to comment on the margin question from Tate?

Chris Sorrells, Chief Operating Officer
Sure. Yes, Tate, that 7% to 10% is a range that we feel comfortable with as we continue to scale the business. That excludes the one time items, acquisition-related costs or other unusual items that we must deal with either on a quarter or annual basis. So we reduced it to the 7% to 10% and with Kyle's comments, that's 8%. If you take the average of the two, you kind of come in at 8.5%. So that's what you would expect.

Tate Sullivan, Analyst
Okay. Thank you. And then, you mentioned a simulator upgrade in Korea. Do you -- I'm sorry if I missed it, but do you -- can you quantify that, is it about the same to the China orders that you previously announced? And was that in the current quarter, the Korea order?

Kyle Loudermilk, Chief Executive Officer, President
Yes. We clarified. So just to reiterate, the Korea order is not a Q2 order, it's a Q3 order. So we feel like we're starting out in a good cadence here in Q3. So we highlighted that order as separate from the China orders. Those were two orders, each not far off that order of magnitude for a significant Chinese utility nuclear power operator. Different orders, but simultaneous in China. And those were announced in Q2 and were Q2 orders.

Tate Sullivan, Analyst
Okay. Thank you. And can you comment -- and sorry if I missed that on the simulator -- the large simulator order from a couple of years ago. Can you give any context in terms of percent complete? Or -- and was the cash collection that you mentioned, Emmett, related to that project as well, too, if you can specify?

Kyle Loudermilk, Chief Executive Officer, President
Yeah. So Emmett, you want to take that because you had spoken to percent project complete last quarter?

Emmett Pepe, Chief Financial Officer
Yes. So basically, as we hit milestones and deliver on these projects, then they enable us to bill and collect cash based on those milestones. And to the extent we close out a project early, any excess budget that we're able to drop, we reap the revenue benefit. But that revenue doesn't necessarily mean there's a cash component to it. But closing out the project, we'll be able to invoice and collect cash on the milestones.

Tate Sullivan, Analyst
Okay. Yes. Thank you. And are you still target closing out that project slipping maybe into '19? Or is it by the end of the year?

Emmett Pepe, Chief Financial Officer
We have multiple projects that some will close over the next few quarters, both in '18 and in '19. There's various projects of different magnitudes.

Kyle Loudermilk, Chief Executive Officer, President
Just to clarify, Tate, as announced, there were three full-scope simulators in the project and we'll close out those three, as Emmett mentioned, over the next few quarters, the third being in 2019.

Tate Sullivan, Analyst
Okay. Okay, next quarters. And then last for me to -- and Chris you mentioned before and you gave some context to the pipeline of acquisitions being robust. And I think it was a year ago or so that you've talked about the number of evaluated deals. Can you talk about that? I mean, is it in the hundreds? Is it -- I mean, how many deals potentially have you evaluated, if you can quantify?

Chris Sorrells, Chief Operating Officer
Yeah. If you look at prior comments -- and to be frank, we have them all listed but it stopped. We talked about 200-plus last call or two. We've only added to it. I mean, we add to it, really, on a weekly basis. So I mean, it is just a rich target vendor ecosystem, incredibly fragmented.
And then as we said, with this new initiative around technical engineering for transmission and distribution, which we launched in the past quarter on a formal basis, we had 50-plus names that I mentioned just in that initiative. So we're talking hundreds in the pipeline or funnel, and we obviously can't process all of those in a thoughtful manner, so we parse through them as we can. And we're very disciplined, and I think that was echoed in my comment. We've had a couple of deals in due diligence. They were sizable for $4 million-plus of adjusted EBITDA, and there were things that we did not like. There was risk-reward that we thought was not asymmetrical after doing the work, and we prudently declined.

Tate Sullivan, Analyst
Okay. Thank you for that context. I'll jump back in line. Thank you.

Kyle Loudermilk, Chief Executive Officer, President
Thanks, Tate.

Operator
Thank you. Our next question is coming from the line of David Wright with Henry Investment Trust. Please proceed with your question.

David Wright, Analyst
Hi, good afternoon. There are lot of nuclear plants being built in Asia, particularly in China. Can you talk about what kind of opportunity this presents for the company?

Kyle Loudermilk, Chief Executive Officer, President

Yeah, I'll take that at a high level. We have an office in Beijing, China. It's, as you noted, one of the few growth markets for new-build nuclear power plants in the world. And they've been building at a pretty significant clip. GSE is partnered with one of the key operators, the one that has the AP1000 units, Haiyang 1 and 2.

We've been partnered with that entity to deliver significant projects including on the AP1000 units and CAP1400. So that is going to frame the opportunity for us. We have a solid presence there. We, in Q2, announced some nice new wins there and continue to execute on projects in China. It's also a good location for us to leverage the engineering expertise in that office regionally when the opportunity presents itself.

David Wright, Analyst
So ultimately, is there more revenue from consulting and training than there is from selling a simulator room?

Kyle Loudermilk, Chief Executive Officer, President
It's hard to say. If you look at our portfolio of business over time, GSE initially started out purely in the simulator and training room delivery of those solutions. And with the acquisition and add of Hyperspring a couple of years ago, we have adjacent senior reactor operator training capabilities, that is highly complementary, but in a different budget cycle, different need cycle than the simulator islands with upgrades and enhancements for new-builds. And of course, with the addition of Absolute Consulting, having a more robust portfolio around procedure writing, another highly skilled engineering and technical services for staff augmentation, that's been a great add. And -- but they are in parallel, highly complementary but not necessarily one dependent on the other if that makes sense.

David Wright, Analyst
Okay. Thanks very much.

Operator
Thank you. Our next question is a follow-up coming from the line of Tate Sullivan with Sidoti. Please proceed with your question.

Tate Sullivan, Analyst
Hi, thank you. Related to that topic too, in your acquisitions and your higher benchmark, looking at revenue, maybe using quarterly base -- quarterly cadence of $25 million, will you -- is it -- do you get higher turnover work so you're converting your backlog at a higher rate than maybe you did previously after those acquisitions of more consulting business? And what would an average timeline of a project be in your total portfolio going forward?

Kyle Loudermilk, Chief Executive Officer, President
Sure. Well, let me give you some high-level thoughts around each segment of the business. First, on Performance Solutions. Typically, if one is buying a full-scope simulator, that is something on the order of millions of dollars delivering both hardware and software over the course of anywhere from a year to two years. That's the full-scope. There is the ability to re-host whereby we will step into a plant, remodel the plant, whether it be the balance of plant or core thermohydraulics, re-hosted on our software to deliver that solution typically in six months to a year.
And then there's a retune or an upgrade to an existing plant, making sure that the simulator reflects existing plant operating conditions. And that's typically a six-month project. It could be anywhere from a couple of hundred thousand or more for that type of project. So all three of those projects are important components. As you can imagine, the full-scope simulators are few and far between; this big deal that we won two years ago and are in the process of delivering is just once in a generation, probably the largest in the United States, if not ever, at least the last 20 years.

And the other segments of the business I outlined are important maintenance activities, if you will, as you go. What we are seeing since joining here is that with a leaner, more agile structure, we can deliver more efficiently on those projects. So that's something we've seen in our past before coming to GSE and the GSE team really has responded well and is doing very well on that.
On the Nuclear Industry Training and Consulting, those projects are time and material-based predominantly, they may be short time line, as needed, ad hoc, like I need somebody until I don't need them and then they go. The nice thing about that is, when they're working, they're on payroll; and when they're not working, they're not on payroll. So it's a neat low overhead segment of the business. That's on one end of the spectrum of business. On another, is the lump sum turnkey project, which we work to get those and feather those into our Nuclear Industry Training and Consulting business. Those are usually higher margin than the typical time and material, and we only pick those up where we can really manage risk.
So Paul Abbott in our Nuclear Industry Training and Consulting group has done a very good job in doing that for Hyperspring, introducing that to Absolute as well. And then, the bulk of the business are usually three- to six-month contracts for a number of potential heads, which is usually take-or-pay. They can use them or not use them. But typically, when one enters into an agreement like that, we work hard to fill as many heads as we can as allowed by the contract. So I hope that provides more color, Tate.

Tate Sullivan, Analyst
Yes, that's great. Thank you, thank you very much. Have a good rest of the day.

Kyle Loudermilk, Chief Executive Officer, President
You're welcome, Tate.

Operator
Thank you. (Operator Instructions) Our next question is coming from the line of Jerry Levine with WABCO. Please proceed with your question.

Jerry Levine
Gentlemen, I just had -- you just had one of the strongest quarters in your company history and you also seem to have a very rosy future. And we're in an environment where most of NASDAQ's stocks are trading at all-time highs or at 52-week highs. But your stock is trading about 75% below its all-time high and roughly about 20% below its 52-week high. Can you offer an explanation why your stock is not seeming to keep up with the corporate performance, which appears to be quite stellar and actually quite exceptional?

Kyle Loudermilk, Chief Executive Officer, President

Thanks for the question and comment, Jerry. I will say we're here to operate the business and do so to the best of our ability. We do not comment on the stock price. It's something that we just don't address. So -- rest assured for our investors that we're executing, we're hitting record results as highlighted in this call today and we remain dedicated to the task of achieving our Vision 2020.

Jerry Levine
This is a corollary question. Is it a problem in public relations in terms of advertising the company to The Street?

Kyle Loudermilk, Chief Executive Officer, President
Like I said, I can't really comment on what's causal there. But as we highlighted in our call, we are investing as we move forward. We have a great story to share and we're investing more heavily in IR to get it out. In my closing remarks, I'll talk about our upcoming attendance at the Sidoti Conference in New York City on September 27, and we expect to see a greater cadence of that whether it be non-deal roadshows, investor shows. We have a good story to tell. We feel we have a lot of neat momentum here, a lot of work to do ahead of us with no guarantees, but we're excited by our journey.

Jerry Levine
Thank you.

Kyle Loudermilk, Chief Executive Officer, President
Thank you.

Operator
Thank you. The next question is coming from the line of Shai Dardashti with a Private Investor. Please proceed with your question.

Shai Dardashti, Analyst
I'd like to please better understand a few nuances related to the company's press release issued on June 18, specifically regarding the major energy company wins. How are these contracts typically structured and typically priced, please?

Kyle Loudermilk, Chief Executive Officer, President
Hey, Shai. Thanks for the question. I'm just trying to remember off the top of my head which announcement that was.

Shai Dardashti, Analyst
GSE EnVision Learning. Yeah.

Kyle Loudermilk, Chief Executive Officer, President
Yeah. So the EnVision contract -- yes. I'm sorry, Shai, go ahead.

Shai Dardashti, Analyst
Specifically the SaaS components of the contract, if possible.

Kyle Loudermilk, Chief Executive Officer, President
Yes, yes. No, thanks for the question, Shai. Yes, so that was a really neat win for the company. It was a SaaS contract. So it's -- we recognize revenue during a specific period of time based on usage of the product. All the client needs is an Internet browser and Internet connectivity in order to access and use the full capabilities of the product, which is highlighting both the technical advancements on the product portfolio, the best need -- what we're seeing in the market demand. They don't want to install stuff locally for that type of value composition and need. And we're able to deliver it effectively from the cloud to the client on demand. And so like any SaaS-based product, the revenue is recognized ratably during the life of the contract. We do not disclose the term of the contract.

Shai Dardashti, Analyst
And to clarify, was it nonnuclear in nature?

Kyle Loudermilk, Chief Executive Officer, President
Yes, that's correct.

Shai Dardashti, Analyst
Can you comment if the contracts are nuclear and nonnuclear, how similar or different they tend to be? Just any comparative?

Kyle Loudermilk, Chief Executive Officer, President
It's a good question. Traditionally, just -- I'll say, generally for the company, when we began, the licensing mechanism was a perpetual licensing mechanism with annual maintenance in most cases. And so nuclear reflected -- to the extent we licensed technology, then nuclear reflected that for the most part. Obviously, as we move forward, we want to make it -- our product easier to use, adding more value and then the alternative for competitive solution.
And what we're seeing generally is that clients want to see things delivered in the cloud, generally speaking more often on these SaaS-based both technical and commercial terms. So that lies ahead of us for the most part in the utility sector, Shai, but it's certainly something that we're well aware of. We feel we have the right tech stack to address that and commercial strategy. But that's going to play out over time with no guarantees of how fast that may or may not. It depends.

Shai Dardashti, Analyst
Sure. Thank you.

Kyle Loudermilk, Chief Executive Officer, President
Thank you.

Operator

Thank you. (Operator Instructions) We do have a follow-up question coming from the line of David Wright with Henry Investment Trust. Please proceed with your question.

David Wright, Analyst
Yes. So you've got, for your revenues for the most recent quarter Performance at $10.8 million and Nuclear Training and Consulting, $13.8 million. Does that mean that there's no nuclear work in the Performance segment of the revenues?

Kyle Loudermilk, Chief Executive Officer, President
No. It's -- let me just clarify it for you, David. Nuclear Industry Training and Consulting is the segment of our business that primarily provides staff augmentation for SRO certification and training, procedure writing, engineering and other very highly valued specialty labor non-craft to the nuclear power industry on a staff aug model roughly, generally speaking. The Performance Improvement Solutions is the segment that provides nuclear simulation and technical-enabled engineering for the nuclear fossil and process industries. So both sides of the business segments provide unique technologies to the nuclear power industry. Our True North Consulting acquisition, for instance, tech-enabled engineering falls into the Performance Solution area.

David Wright, Analyst
So can you then break out or maybe you only do it annually, how much of your revenue is related to nuclear versus fossil or something else? And also--

Kyle Loudermilk, Chief Executive Officer, President
Yes, I'll point you to our investor -- David, I'd point you to our investor deck. It'll give you a really good overview, and we give a lot of analytics and breakdown structure of revenue. Now we update that deck if not quarterly, close to it. So just keep your eyes open for the next update if you haven't already looked at it.

Chris Sorrells, Chief Operating Officer
And David, it's Chris. I'll just give you the numbers. In the latest deck. 89% nuke, 6% fossil, 5% process.

David Wright, Analyst
Okay. All right. Thanks again.

Operator
Thank you. It appears we have no additional questions at this time, so I'd like to pass the floor back over to Mr. Loudermilk for any additional concluding comments.

Kyle Loudermilk, Chief Executive Officer, President
All right. Well, look, first of all, thanks everybody for joining us. A good and robust Q&A today, and I'd like to thank everybody for that. In closing, I would like to say how pleased we are with our progress in the business. We've got a great story, we're excited by it and reiterate how focused we are in continued improvement. We believe that GSE represents compelling investment opportunity and formally are expanding our Investor Relations outreach program to attract the interest of a wider group of analysts and investors.
In the coming months, investors can expect a more vigorous IR marketing effort and I hope we get a chance to meet and speak with many of you. Currently on the calendar, as I mentioned earlier, we have the Sidoti & Company Fall 2018 Conference in New York City, September 27th, and the Southwest IDEAS Conference in Dallas, Texas, November 14th and 15th. We expect to have more to update you with, as we move ahead and as events are added to our schedule and we'll certainly do that. So again, thank you all for your time and interest in GSE.

Operator
Ladies and gentlemen, this does conclude today's teleconference. We thank you for your participation, and you may disconnect your lines at this time.